Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Scot Jafroodi Vice President, Chief Financial Officer and Treasurer Insteel Industries Inc. (336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES ANNOUNCES ADDITION OF

ERIC ZERNIKOW TO ITS BOARD OF DIRECTORS

MOUNT AIRY, N.C., February 28, 2025 – Insteel Industries Inc. (NYSE: IIIN) today announced that Eric Zernikow has been appointed to its board of directors. Mr. Zernikow’s term runs through the 2027 annual meeting of shareholders, and he will serve on both the Executive Compensation Committee and Nominating and Governance Committee.

Mr. Zernikow has served in various capacities with Nucor Corporation (“Nucor”), the nation’s largest steel producer, for 22 years, most recently as General Manager of Commercial from 2020 to 2022. Prior to that, he was the Commercial Director of the Engineered Bar Group from 2018 to 2020, the National Sales Manager of the Nucor Cold Finish Group in Darlington, South Carolina, from 2014 to 2018, and the Plant Manager of Nucor Cold Finish in Darlington, South Carolina, from 2009 to 2014. Earlier in his career, he held various positions at USS Kobe Steel Company and Norwest Financial. Presently, Mr. Zernikow is a strategic business advisor within the steel industry.

“Eric has an ideal blend of commercial and operational experience that will be invaluable to Insteel’s board” said H.O. Woltz III, Insteel’s President and CEO. “We are pleased to welcome him to the Insteel team and look forward to his future contributions.”

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates eleven manufacturing facilities located in the United States.

1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144
WWW.INSTEEL.COM